CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 29 to the Registration Statement on Form N-4 (No. 333-57579) (the “Registration Statement”) of our report dated February 25, 2021 relating to the financial statements of State Farm Life and Accident Assurance Company and consent to the use in the Registration Statement of our report dated February 25, 2021 relating to the financial statements of each of the subaccounts of State Farm Life and Accident Assurance Company Variable Annuity Separate Account indicated in our report. We also consent to the references to us under the headings “Condensed Financial Information”, “Experts” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

April 29, 2021